AUTODESK, INC. ANNOUNCES FISCAL 2021 FOURTH QUARTER AND FULL-YEAR RESULTS
-Fiscal 2021 Revenue Increased 16% to $3.8 Billion Driven by Strong Enterprise and Cloud-Based Sales, and Resilient SaaS Model
-Remaining Performance Obligations (RPO) and Current RPO Grew by 19% and 16% Year Over Year, Respectively
-Debbie Clifford Appointed as Chief Financial Officer, Effective March 8, 2021, and Raji Arasu as Chief Technology Officer, Effective April 19, 2021

SAN RAFAEL, Calif., FEBRUARY 25, 2021-- Autodesk, Inc. (NASDAQ: ADSK) today reported financial results for the fourth quarter of fiscal 2021.
All growth rates are compared to the fourth quarter of fiscal 2020 unless otherwise noted. A reconciliation of GAAP to non-GAAP results is provided in the accompanying tables. For definitions, please view the Glossary of Terms later in this document.

Fourth Quarter Fiscal 2021 Financial Highlights

•Total revenue increased 16 percent to $1.04 billion;
•GAAP operating margin was 18 percent, up 3 percentage points;
•Non-GAAP operating margin was 30 percent, up 1 percentage point;
•GAAP diluted EPS was $4.10, in part reflecting a $679 million deferred tax asset valuation allowance release; non-GAAP diluted EPS was $1.18;
•Cash flow from operating activities was $658 million; free cash flow was $634 million.

“Our strong fiscal 2021 results reflect the increasing importance of a cloud-based platform to our customers and the resilience of our subscription business model,” said Andrew Anagnost, Autodesk president and CEO. “With a record number of enterprise agreements in the fourth quarter and recently announced intention to acquire Innovyze, we are looking to the future with optimism and remain confident in our fiscal 2023 targets and double-digit growth thereafter."

Fourth Quarter Fiscal 2021 Additional Financial Details

•Total billings decreased 1 percent to $1.47 billion.
•Total revenue was $1.04 billion, an increase of 16 percent as reported and on a constant currency basis. Recurring revenue represents 94 percent of total.
•Design revenue was $899 million, an increase of 13 percent as reported, and 14 percent on a constant currency basis. On a sequential basis, Design revenue increased 6 percent as reported and on a constant currency basis.
•Make revenue was $82 million, an increase of 28 percent as reported, and 27 percent on a constant currency basis. On a sequential basis, Make revenue increased 7 percent as reported, and 6 percent on a constant currency basis.
•Subscription plan revenue was $950 million, an increase of 22 percent as reported and on a constant currency basis. On a sequential basis, subscription plan revenue increased 7 percent as reported and on a constant currency basis.

•Maintenance plan revenue was $30 million, a decrease of 62 percent as reported, and 61 percent on a constant currency basis. On a sequential basis, maintenance plan revenue decreased 24 percent as reported, and 22 percent on a constant currency basis.
•Net revenue retention rate was within the range of 100 to 110 percent.
•GAAP operating income was $184 million, compared to $134 million in the fourth quarter last year. GAAP operating margin was 18 percent, up 3 percentage points.
•Total non-GAAP operating income was $315 million, compared to $259 million in the fourth quarter last year. Non-GAAP operating margin was 30 percent, up 1 percentage point.
•GAAP diluted net income per share was $4.10, compared to $0.59 in the fourth quarter last year, in part reflecting a $679 million deferred tax asset valuation allowance release.
•Non-GAAP diluted net income per share was $1.18, compared to $0.92 in the fourth quarter last year.
•Deferred revenue increased 12 percent to $3.36 billion. Unbilled deferred revenue was $881 million, an increase of $331 million compared to the fourth quarter of last year. Remaining performance obligations (RPO) increased 19 percent to $4.24 billion. Current RPO increased 16 percent to $2.74 billion.
•Cash flow from operating activities was $658 million, a decrease of $41 million compared to the fourth quarter last year. Free cash flow was $634 million, a decrease of $50 million compared to the fourth quarter last year.

Net Revenue by Geographic Area

	Three Months Ended January 31, 2021	Three Months Ended January 31, 2020	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$343.2	$304.6	$38.6	13%	*
Other Americas	72.6	60.2	12.4	21%	*
Total Americas	415.8	364.8	51.0	14%	14%
EMEA	408.8	360.5	48.3	13%	14%
APAC	214.6	174.0	40.6	23%	22%
Total Net Revenue	$1,039.2	$899.3	$139.9	16%	16%

Emerging Economies	$123.2	$109.3	$13.9	13%	13%
____________________
*Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: Architecture, Engineering and Construction ("AEC"), AutoCAD and AutoCAD LT, Manufacturing ("MFG"), and Media and Entertainment ("M&E").

	Three Months Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2021	January 31, 2020	$	%
AEC	$449.5	$380.6	$68.9	18%
AutoCAD and AutoCAD LT	286.5	258.3	28.2	11%
MFG	236.1	201.8	34.3	17%
M&E	59.5	52.3	7.2	14%
Other	7.6	6.3	1.3	21%
	$1,039.2	$899.3	$139.9	16%

Fiscal 2021 Financial Highlights

•Total billings decreased 1 percent to $4.14 billion.
•Total revenue was $3.79 billion, an increase of 16 percent as reported, and 17 percent on a constant currency basis. Recurring revenue represents 97 percent of total.
•Design revenue was $3.37 billion, an increase of 15 percent as reported, and 16 percent on a constant currency basis.
•Make revenue was $296 million, an increase of 36 percent as reported and on a constant currency basis.
•Subscription plan revenue was $3.48 billion, an increase of 26 percent as reported, and 27 percent on a constant currency basis.
•Maintenance plan revenue was $183 million, a decrease of 53 percent as reported, and 51 percent on a constant currency basis.
•Total subscriptions increased approximately 404,000 from fiscal 2020 to 5.27 million at the end of fiscal 2021. Total subscriptions adjusted for the multi-user trade-in increased approximately 186,000 from fiscal 2020 to 5.06 million.
•Subscription plan subscriptions increased 679,000 from the end of fiscal 2020 to 5.15 million at the end of fiscal 2021.
•GAAP operating income was $629 million compared to $343 million last year. GAAP operating margin was 17 percent, up 6 percentage points.
•Total non-GAAP operating income was $1.11 billion compared to $803 million last year. Non-GAAP operating margin was 29 percent, up 5 percentage points.
•GAAP diluted net income per share was $5.44, compared to $0.96 last year, in part reflecting a $679 million deferred tax asset valuation allowance release.
•Non-GAAP diluted net income per share was $4.05, compared to $2.79 last year.
•Cash flow from operating activities increased to $1.44 billion, compared to $1.42 billion in fiscal 2020. Free cash flow decreased to $1.35 billion, compared to $1.36 billion in fiscal 2020.

Net Revenue by Geographic Area

	Fiscal Year Ended January 31, 2021	Fiscal Year Ended January 31, 2020	Change compared to prior fiscal year		Constant currency change compared to prior fiscal year
(In millions, except percentages)			$	%	%
Net Revenue:
Americas
U.S.	$1,281.8	$1,108.9	$172.9	16%	*
Other Americas	260.6	226.9	33.7	15%	*
Total Americas	1,542.4	1,335.8	206.6	15%	16%
EMEA	1,472.6	1,303.5	169.1	13%	15%
APAC	775.4	635.0	140.4	22%	22%
Total Net Revenue	$3,790.4	$3,274.3	$516.1	16%	17%

Emerging Economies	$463.2	$396.2	$67.0	17%	17%
________________
*Constant currency data not provided at this level.

Net Revenue by Product Family

Our product offerings are focused in four primary product families: AEC, AutoCAD and AutoCAD LT, MFG, and M&E.

	Fiscal Year Ended		Change compared to prior fiscal year
(In millions, except percentages)	January 31, 2021	January 31, 2020	$	%
AEC	$1,648.6	$1,377.1	$271.5	20%
AutoCAD and AutoCAD LT	1,099.4	948.2	151.2	16%
MFG	798.6	726.1	72.5	10%
M&E	219.4	199.2	20.2	10%
Other	24.4	23.7	0.7	3%
	$3,790.4	$3,274.3	516.1	16%

Business Outlook

The following are forward-looking statements based on current expectations and assumptions, and involve risks and uncertainties, some of which are set forth below under "Safe Harbor Statement." Autodesk's business outlook for the first quarter and full-year fiscal 2022 takes into consideration the current economic environment and foreign exchange currency rate environment. A reconciliation between the fiscal 2022 GAAP and non-GAAP estimates is provided below or in the tables later in this document.

First Quarter Fiscal 2022

Q1 FY22 Guidance Metrics (1)	Q1 FY22 (ending April 30, 2021)
Revenue (in millions)	$955 - $970
EPS GAAP	$0.39 - $0.44
EPS non-GAAP (2)	$0.91 - $0.96
________________
(1) Guidance does not include the impact of the acquisition of Innovyze.
(2) Non-GAAP earnings per diluted share excludes $0.51 related to stock-based compensation expense, $0.07 for the amortization of purchased intangibles, $0.02 for acquisition-related costs, partially offset by ($0.08) related to a GAAP-only tax benefit.

Full-Year Fiscal 2022

FY22 Guidance Metrics (1)	FY22 (ending January 31, 2022)
Billings (in millions) (2)	$4,850 - $4,975 Up 17% - 20%
Revenue (in millions) (3)	$4,265 - $4,345 Up 13% - 15%
GAAP operating margin	17% - 18%
Non-GAAP operating margin (4)	31% - 32%
EPS GAAP	$2.39 - $2.69
EPS non-GAAP (5)	$4.78 - $5.08
Free cash flow (in millions) (6)	$1,575 - $1,650
________________
(1) Guidance does not include the impact of the acquisition of Innovyze.
(2) Excluding the approximately $70 million impact of foreign currency exchange rates and hedge gains/losses, billings guidance would be $4,780 - $4,905 million.
(3)Excluding the approximately $55 million impact of foreign currency exchange rates and hedge gains/losses, revenue guidance would be $4,210 - $4,290 million.
(4) Non-GAAP operating margin excludes approximately 13% related to stock-based compensation expense, approximately 1% for the amortization of purchased intangibles, and less than 1% related to acquisition-related costs.
(5) Non-GAAP earnings per diluted share excludes $2.44 related to stock-based compensation expense, $0.27 for the amortization of purchased intangibles, $0.04 related to acquisition-related costs, partially offset by ($0.36) related to a GAAP-only tax benefit.
(6) Free cash flow is cash flow from operating activities less approximately $75 million of capital expenditures.

The first quarter and full-year fiscal 2022 outlook assume a projected annual effective tax rate of 18 percent and 16 percent for GAAP and non-GAAP results, respectively. Shifts in geographic profitability continue to impact the annual effective tax rate due to significant differences in tax rates in various jurisdictions. As such, assumptions for the annual effective tax rate are evaluated regularly and may change based on the projected geographic mix of earnings.

Earnings Conference Call and Webcast

Autodesk will host its fourth quarter conference call today at 5 p.m. ET. The live broadcast can be accessed at autodesk.com/investor. A transcript of the opening commentary will also be available following the conference call.

A replay of the broadcast will be available at 7 p.m. ET at autodesk.com/investor. This replay will be maintained on Autodesk's website for at least 12 months.

Investor Presentation Details

An investor presentation providing additional information can be found at autodesk.com/investor.

Contacts
Investors:
Simon Mays-Smith
415-746-0137
simon.mays-smith@autodesk.com

Media:
Stacy Doyle
503-330-6115
stacy.doyle@autodesk.com

Key Performance Metrics

To help better understand our financial performance, we use several key performance metrics including billings, recurring revenue, net revenue retention rate ("NR3"), and subscriptions. These metrics are key performance metrics and should be viewed independently of revenue and deferred revenue. These metrics are not intended to be combined with those items. We use these metrics to monitor the strength of our recurring business. We believe these metrics are useful to investors because they can help in monitoring the long-term health of our business. Our determination and presentation of these metrics may differ from that of other companies. The presentation of these metrics is meant to be considered in addition to, not as a substitute for or in isolation from, our financial measures prepared in accordance with GAAP.

Glossary of Terms

Billings: Total revenue plus the net change in deferred revenue from the beginning to the end of the period.

Cloud Service Offerings: Represents individual term-based offerings deployed through web browser technologies or in a hybrid software and cloud configuration. Cloud service offerings that are bundled with other product offerings are not captured as a separate cloud service offering.

Constant Currency (CC) Growth Rates: We attempt to represent the changes in the underlying business operations by eliminating fluctuations caused by changes in foreign currency exchange rates as well as eliminating hedge gains or losses recorded within the current and comparative periods. We calculate constant currency growth rates by (i) applying the applicable prior period exchange rates to current period results and (ii) excluding any gains or losses from foreign currency hedge contracts that are reported in the current and comparative periods.

Design Business: Represents the combination of maintenance, product subscriptions, and all EBAs. Main products include, but are not limited to, AutoCAD, AutoCAD LT, Industry Collections, Revit, Inventor, Maya, and 3ds Max. Certain products, such as our computer aided manufacturing solutions, incorporate both Design and Make functionality and are classified as Design.

Enterprise Business Agreements (EBAs): Represents programs providing enterprise customers with token-based access to a broad pool of Autodesk products over a defined contract term.

Free Cash Flow: Cash flow from operating activities minus capital expenditures.

Industry Collections: Autodesk Industry Collections are a combination of products and services that target a specific user objective and support a set of workflows for that objective. Our Industry Collections consist of: Autodesk Architecture, Engineering and Construction Collection, Autodesk Product Design & Manufacturing Collection, and Autodesk Media and Entertainment Collection.

Maintenance Plan: Our maintenance plans provide our customers with a cost effective and predictable budgetary option to obtain the productivity benefits of our new releases and enhancements when and if released during the term of their contracts. Under our maintenance plans, customers are eligible to receive unspecified upgrades when and if available, and technical support. We recognize maintenance revenue over the term of the agreements, generally one year.

Make Business: Represents certain cloud-based product subscriptions. Main products include, but are not limited to, Assemble, BIM 360, BuildingConnected, PlanGrid, Fusion 360, and Shotgun. Certain products, such as Fusion 360, incorporate both Design and Make functionality and are classified as Make.

Net Revenue Retention Rate (NR3): Measures the year-over-year change in subscription and maintenance revenue for the population of customers that existed one year ago (“base customers”).  Net revenue retention rate is calculated by dividing the current quarter subscription and maintenance revenue related to base customers by the total corresponding quarter subscription and maintenance revenue from one year ago. Subscription and maintenance revenue is based on USD reported revenue, and fluctuations caused by changes in foreign currency exchange rates and hedge gains or losses have not been eliminated. Subscription and maintenance revenue related to acquired companies, one year after acquisition, has been captured as existing customers until such data conforms to the calculation methodology. This may cause variability in the comparison. Beginning with the first quarter of fiscal 2021, Autodesk modified its definition of NR3 to the definition above.  The effect of this change is not material for the periods presented.

Other Revenue: Consists of revenue from consulting, training and other services, and is recognized over time as the services are performed. Other Revenue also includes software license revenue from the sale of products that do not incorporate substantial cloud services and is recognized up front.

Product Subscription: Provides customers a flexible, cost-effective way to access and manage 3D design, engineering, and entertainment software tools. Our product subscriptions currently represent a hybrid of desktop and cloud functionality, which provides a device-independent, collaborative design workflow for designers and their stakeholders.

Recurring Revenue: Consists of the revenue for the period from our traditional maintenance plans and revenue from our subscription plan offerings. It excludes subscription revenue related to consumer product offerings, select Creative Finishing product offerings, education offerings, and third-party products. Recurring revenue acquired with the acquisition of a business is captured when total subscriptions are captured in our systems and may cause variability in the comparison of this calculation.

Remaining Performance Obligations: The sum of total short-term, long-term, and unbilled deferred revenue. Current remaining performance obligations is the amount of revenue we expect to recognize in the next twelve months.

Spend: The sum of cost of revenue and operating expenses.

Subscription Plan: Comprises our term-based product subscriptions, cloud service offerings, and EBAs. Subscriptions represent a combined hybrid offering of desktop software and cloud functionality which provides a device-independent, collaborative design workflow for designers and their stakeholders. With subscription, customers can use our software anytime, anywhere, and get access to the latest updates to previous versions.

Subscription Revenue: Includes subscription fees from product subscriptions, cloud service offerings, and EBAs.

Total Subscriptions: Consists of subscriptions from our maintenance plans and subscription plan offerings that are active and paid as of the fiscal year end date. For certain cloud service offerings and EBAs, subscriptions represent the monthly average activity reported within the last three months of the fiscal quarter end date. Total subscriptions do not include education offerings, consumer product offerings, select Creative Finishing product offerings, Autodesk Buzzsaw, Autodesk Constructware, and third-party products. Subscriptions acquired with the acquisition of a business are captured once the data conforms to our subscription count methodology and when added, may cause variability in comparison of this calculation.

Unbilled Deferred Revenue: Unbilled deferred revenue represents contractually stated or committed orders under early renewal and multi-year billing plans for subscription, services, and maintenance for which the associated deferred revenue has not been recognized. Under FASB Accounting Standards Codification (“ASC”) Topic 606, unbilled deferred revenue is not included as a receivable or deferred revenue on our Condensed Consolidated Balance Sheet.

Safe Harbor Statement

This press release contains forward-looking statements that involve risks and uncertainties, including quotations from management, statements in the paragraphs under “Business Outlook” above and other statements about our short-term and long-term goals, and other statements regarding our strategies, market and product positions, performance and results. There are a significant number of factors that could cause actual results to differ materially from statements made in this press release, including: failure to achieve our revenue and profitability objectives; failure to successfully manage transitions to new business models and markets; failure to maintain cost reductions or otherwise control our expenses; difficulty in predicting revenue from new businesses and the potential impact on our financial results from changes in our business models; developments in the COVID-19 pandemic and the resulting impact on our business and operations; general market, political, economic, and business conditions, including from an economic downturn or recession in the United States or in other countries around the world; any imposition of new tariffs or trade barriers; the impact of non-cash charges on our financial results; fluctuation in foreign currency exchange rates; the success of our foreign currency hedging program; our performance in particular geographies, including emerging economies; the ability of governments around the world to meet their financial and debt obligations, and finance infrastructure projects; weak or negative growth in the industries we serve; slowing momentum in subscription billings or revenues; difficulties encountered in integrating new or acquired businesses and technologies; the inability to identify and realize the anticipated benefits of acquisitions; the financial and business condition of our reseller and distribution channels; dependence on and the timing of large transactions; pricing pressure; unexpected fluctuations in our annual effective tax rate; significant effects of tax legislation and judicial or administrative interpretation of tax regulations, including the Tax Cuts and Jobs Act; the timing and degree of expected investments in growth and efficiency opportunities; changes in the timing of product releases and retirements; and any unanticipated accounting charges. Our estimates as to tax rate are based on current tax law, including current interpretations of the Tax Cuts and Jobs Act, and could be affected by changing interpretations of that Act, as well as additional legislation and guidance around that Act.

Further information on potential factors that could affect the financial results of Autodesk are included in Autodesk's reports on Form 10-K and Form 10-Q, which are on file with the U.S. Securities and Exchange Commission. Autodesk disclaims any obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made.

About Autodesk

Autodesk makes software for people who make things. If you’ve ever driven a high-performance car, admired a towering skyscraper, used a smartphone, or watched a great film, chances are you’ve experienced what millions of Autodesk customers are doing with our software. Autodesk gives you the power to make anything. For more information visit autodesk.com or follow @autodesk.

Autodesk uses its investors.autodesk.com website as a means of disclosing material non-public information, announcing upcoming investor conferences and for complying with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website in addition to following our press releases, SEC filings and public conference calls and webcasts.

Autodesk, AutoCAD, AutoCAD LT, BIM 360 and Fusion 360 are registered trademarks of Autodesk, Inc., and/or its subsidiaries and/or affiliates in the USA and/or other countries. All other brand names, product names or trademarks belong to their respective holders. Autodesk reserves the right to alter product and service offerings, and specifications and pricing at any time without notice, and is not responsible for typographical or graphical errors that may appear in this document.
© 2021 Autodesk, Inc. All rights reserved.

Autodesk, Inc.
Condensed Consolidated Statements of Operations
(In millions, except per share data)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2021	2020	2021	2020
	(Unaudited)
Net revenue:
Subscription	$950.3	$777.4	$3,478.9	$2,751.9
Maintenance	30.2	79.9	183.3	386.6
Total subscription and maintenance revenue	980.5	857.3	3,662.2	3,138.5
Other	58.7	42.0	128.2	135.8
Total net revenue	1,039.2	899.3	3,790.4	3,274.3
Cost of revenue:
Cost of subscription and maintenance revenue	65.5	57.0	242.1	223.9
Cost of other revenue	16.6	17.9	64.1	66.5
Amortization of developed technologies	8.5	8.3	30.9	34.5
Total cost of revenue	90.6	83.2	337.1	324.9
Gross profit	948.6	816.1	3,453.3	2,949.4
Operating expenses:
Marketing and sales	388.8	349.5	1,440.3	1,310.3
Research and development	249.6	217.1	932.5	851.1
General and administrative	117.1	106.0	413.9	405.6
Amortization of purchased intangibles	8.7	9.7	37.5	38.9
Restructuring and other exit costs, net	—	—	—	0.5
Total operating expenses	764.2	682.3	2,824.2	2,606.4
Income from operations	184.4	133.8	629.1	343.0
Interest and other expense, net	(13.3)	(10.5)	(82.4)	(48.2)
Income before income taxes	171.1	123.3	546.7	294.8
Benefit (provision) for income taxes	740.2	8.5	661.5	(80.3)
Net income	$911.3	$131.8	$1,208.2	$214.5
Basic net income per share	$4.15	$0.60	$5.51	$0.98
Diluted net income per share	$4.10	$0.59	$5.44	$0.96
Weighted average shares used in computing basic net income per share	219.7	220.0	219.4	219.7
Weighted average shares used in computing diluted net income per share	222.5	222.5	222.1	222.5

Autodesk, Inc.
Condensed Consolidated Balance Sheets
(In millions)

	January 31, 2021	January 31, 2020
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,772.2	$1,774.7
Marketable securities	85.0	69.0
Accounts receivable, net	643.1	652.3
Prepaid expenses and other current assets	198.9	163.3
Total current assets	2,699.2	2,659.3
Computer equipment, software, furniture and leasehold improvements, net	192.8	161.7
Operating lease right-of-use assets	416.7	438.8
Developed technologies, net	88.6	70.9
Goodwill	2,706.5	2,445.0
Deferred income taxes, net	763.1	56.4
Long-term other assets	412.9	347.2
Total assets	$7,279.8	$6,179.3
LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$122.5	$83.7
Accrued compensation	322.6	272.1
Accrued income taxes	42.6	21.2
Deferred revenue	2,500.9	2,176.1
Operating lease liabilities	71.4	48.1
Current portion of long-term notes payable, net	—	449.7
Other accrued liabilities	194.7	168.3
Total current liabilities	3,254.7	3,219.2
Long-term deferred revenue	859.3	831.0
Long-term operating lease liabilities	396.0	411.7
Long-term income taxes payable	15.9	19.1
Long-term deferred income taxes	11.4	82.5
Long-term notes payable, net	1,637.2	1,635.1
Long-term other liabilities	139.8	119.8
Stockholders’ equity (deficit):
Common stock and additional paid-in capital	2,578.9	2,317.0
Accumulated other comprehensive loss	(125.9)	(160.3)
Accumulated deficit	(1,487.5)	(2,295.8)
Total stockholders’ equity (deficit)	965.5	(139.1)
Total liabilities and stockholders' equity (deficit)	$7,279.8	$6,179.3

Autodesk, Inc.
Condensed Consolidated Statements of Cash Flows
(In millions)

	Fiscal Year Ended January 31,
	2021	2020
	(Unaudited)
Operating activities:
Net income	$1,208.2	$214.5
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and accretion	123.8	127.3
Stock-based compensation expense	398.4	362.4
Deferred income taxes	(778.6)	10.3
Restructuring and other exit costs, net	—	0.5
Other	38.8	(11.9)
Changes in operating assets and liabilities, net of business combinations:
Accounts receivable	12.6	(178.5)
Prepaid expenses and other current assets	(56.4)	58.5
Accounts payable and accrued liabilities	129.6	(90.8)
Deferred revenue	344.4	916.7
Accrued income taxes	16.4	6.1
Net cash provided by operating activities	1,437.2	1,415.1
Investing activities:
Purchases of marketable securities	(21.0)	(19.9)
Sales of marketable securities	—	22.4
Maturities of marketable securities	17.0	5.0
Capital expenditures	(91.1)	(53.2)
Purchases of developed technologies	(4.8)	—
Business combinations, net of cash acquired	(246.2)	—
Other investing activities	(57.8)	(11.6)
Net cash used in investing activities	(403.9)	(57.3)
Financing activities:
Proceeds from issuance of common stock, net of issuance costs	114.1	93.7
Taxes paid related to net share settlement of equity awards	(156.7)	(112.5)
Repurchase and retirement of common stock	(551.7)	(442.5)
Proceeds from debt, net of discount	—	498.9
Repayment of debt	(450.0)	(500.0)
Other financing activities	(2.5)	(4.4)
Net cash used in financing activities	(1,046.8)	(466.8)
Effect of exchange rate changes on cash and cash equivalents	11.0	(2.3)
Net (decrease) increase in cash and cash equivalents	(2.5)	888.7
Cash and cash equivalents at beginning of the period	1,774.7	886.0
Cash and cash equivalents at end of the period	$1,772.2	$1,774.7

Autodesk, Inc.
Reconciliation of GAAP financial measures to non-GAAP financial measures
(In millions, except per share data)

To supplement our consolidated financial statements presented on a GAAP basis, we provide investors with certain non-GAAP measures including non-GAAP net income per share, non-GAAP operating margin, non-GAAP spend, non-GAAP EPS and non-GAAP free cash flow. For our internal budgeting and resource allocation process and as a means to evaluate period-to-period comparisons, we use non-GAAP measures to supplement our consolidated financial statements presented on a GAAP basis. These non-GAAP measures do not include certain items that may have a material impact upon our future reported financial results. We use non-GAAP measures in making operating decisions because we believe those measures provide meaningful supplemental information regarding our earning potential and performance for management by excluding certain expenses and charges that may not be indicative of our core business operating results. For the reasons set forth below, we believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business. This allows investors and others to better understand and evaluate our operating results and future prospects in the same manner as management, compare financial results across accounting periods and to those of peer companies and to better understand the long-term performance of our core business. We also use some of these measures for purposes of determining company-wide incentive compensation.
There are limitations in using non-GAAP financial measures because non-GAAP financial measures are not prepared in accordance with GAAP and may be different from non-GAAP financial measures used by other companies. The non-GAAP financial measures are limited in value because they exclude certain items that may have a material impact upon our reported financial results. In addition, they are subject to inherent limitations as they reflect the exercise of judgments by management about which charges are excluded from the non-GAAP financial measures. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and also by providing GAAP measures in our public disclosures. The presentation of non-GAAP financial information is meant to be considered in addition to, not as a substitute for or in isolation from, the directly comparable financial measures prepared in accordance with GAAP. We urge investors to review the reconciliation of our non-GAAP financial measures to the comparable GAAP financial measures included in this presentation, and not to rely on any single financial measure to evaluate our business.

The following table shows Autodesk's non-GAAP results reconciled to GAAP results included in this release. (1)

	Three Months Ended January 31,		Fiscal Year Ended January 31,
	2021	2020	2021	2020
	(Unaudited)		(Unaudited)

GAAP cost of subscription and maintenance revenue	$65.5	$57.0	$242.1	$223.9
Stock-based compensation expense	(4.9)	(3.7)	(17.2)	(13.8)
Acquisition-related costs	(0.2)	(0.2)	(0.7)	(0.5)
Non-GAAP cost of subscription and maintenance revenue	$60.4	$53.1	$224.2	$209.6

GAAP cost of other revenue	$16.6	$17.9	$64.1	$66.5
Stock-based compensation expense	(1.7)	(1.5)	(6.4)	(5.8)
Non-GAAP cost of other revenue	$14.9	$16.4	$57.7	$60.7

GAAP amortization of developed technology	$8.5	$8.3	$30.9	$34.5
Amortization of developed technology	(8.5)	(8.3)	(30.9)	(34.5)
Non-GAAP amortization of developed technology	$—	$—	$—	$—

GAAP gross profit	$948.6	$816.1	$3,453.3	$2,949.4
Stock-based compensation expense	6.6	5.2	23.6	19.6
Amortization of developed technology	8.5	8.3	30.9	34.5
Acquisition-related costs	0.2	0.2	0.7	0.5

Non-GAAP gross profit	$963.9	$829.8	$3,508.5	$3,004.0

GAAP marketing and sales	$388.8	$349.5	$1,440.3	$1,310.3
Stock-based compensation expense	(48.9)	(41.8)	(178.4)	(149.0)
Acquisition-related costs	(1.4)	(0.7)	(6.2)	(1.0)
Non-GAAP marketing and sales	$338.5	$307.0	$1,255.7	$1,160.3

GAAP research and development	$249.6	$217.1	$932.5	$851.1
Stock-based compensation expense	(41.4)	(32.5)	(145.0)	(120.8)
Acquisition-related costs	(0.3)	(1.1)	(1.0)	(3.3)
Non-GAAP research and development	$207.9	$183.5	$786.5	$727.0

GAAP general and administrative	$117.1	$106.0	$413.9	$405.6
Stock-based compensation expense	(11.4)	(25.5)	(52.8)	(73.0)
Acquisition-related costs	(2.8)	(0.1)	(6.7)	(18.5)
Non-GAAP general and administrative	$102.9	$80.4	$354.4	$314.1

GAAP amortization of purchased intangibles	$8.7	$9.7	$37.5	$38.9
Amortization of purchased intangibles	(8.7)	(9.7)	(37.5)	(38.9)
Non-GAAP amortization of purchased intangibles	$—	$—	$—	$—

GAAP restructuring and other exit costs, net	$—	$—	$—	$0.5
Restructuring and other exit costs, net	—	—	—	(0.5)
Non-GAAP restructuring and other exit costs, net	$—	$—	$—	$—

GAAP operating expenses	$764.2	$682.3	$2,824.2	$2,606.4
Stock-based compensation expense	(101.7)	(99.8)	(376.2)	(342.8)
Amortization of purchased intangibles	(8.7)	(9.7)	(37.5)	(38.9)
Acquisition-related costs	(4.5)	(1.9)	(13.9)	(22.8)
Restructuring and other exit costs, net	—	—	—	(0.5)
Non-GAAP operating expenses	$649.3	$570.9	$2,396.6	$2,201.4

GAAP spend	$854.8	$765.5	$3,161.3	$2,931.3
Stock-based compensation expense	(108.3)	(105.0)	(399.8)	(362.4)
Amortization of developed technologies	(8.5)	(8.3)	(30.9)	(34.5)
Amortization of purchased intangibles	(8.7)	(9.7)	(37.5)	(38.9)
Acquisition-related costs	(4.7)	(2.1)	(14.6)	(23.3)
Restructuring and other exit costs, net	—	—	—	(0.5)
Non-GAAP spend	$724.6	$640.4	$2,678.5	$2,471.7

GAAP operating margin	18%	15%	17%	10%
Stock-based compensation expense	10%	12%	11%	11%
Amortization of developed technologies	1%	1%	1%	1%
Amortization of purchased intangibles	1%	1%	1%	1%
Acquisition-related costs	—%	—%	—%	1%
Restructuring and other exit costs, net	—%	—%	—%	—%
Non-GAAP operating margin (1)	30%	29%	29%	25%

GAAP income from operations	$184.4	$133.8	$629.1	$343.0
Stock-based compensation expense	108.3	105.0	399.8	362.4
Amortization of developed technologies	8.5	8.3	30.9	34.5
Amortization of purchased intangibles	8.7	9.7	37.5	38.9
Acquisition-related costs	4.7	2.1	14.6	23.3
Restructuring and other exit costs, net	—	—	—	0.5
Non-GAAP income from operations	$314.6	$258.9	$1,111.9	$802.6

GAAP interest and other expense, net	$(13.3)	$(10.5)	$(82.4)	$(48.2)
Loss on strategic investments and dispositions, net	10.5	—	41.7	3.2
Non-GAAP interest and other expense, net	$(2.8)	$(10.5)	$(40.7)	$(45.0)

GAAP benefit (provision) for income taxes	$740.2	$8.5	$661.5	$(80.3)
Discrete GAAP tax items	(48.7)	0.8	(43.9)	2.1
Release of valuation allowance on deferred tax assets	(679.0)	(40.4)	(679.0)	(40.4)
Income tax effect of non-GAAP adjustments	(62.4)	(13.6)	(110.0)	(17.8)
Non-GAAP provision for income tax	$(49.9)	$(44.7)	$(171.4)	$(136.4)

GAAP net income	$911.3	$131.8	$1,208.2	$214.5
Stock-based compensation expense	108.3	105.0	399.8	362.4
Amortization of developed technologies	8.5	8.3	30.9	34.5
Amortization of purchased intangibles	8.7	9.7	37.5	38.9
Acquisition-related costs	4.7	2.1	14.6	23.3
Restructuring and other exit costs, net	—	—	—	0.5
Loss on strategic investments and dispositions, net	10.5	—	41.7	3.2
Discrete GAAP tax items	(48.7)	0.8	(43.9)	2.1
Release of valuation allowance on deferred tax assets	(679.0)	(40.4)	(679.0)	(40.4)
Income tax effect of non-GAAP adjustments	(62.4)	(13.6)	(110.0)	(17.8)
Non-GAAP net income	$261.9	$203.7	$899.8	$621.2

GAAP diluted net income per share	$4.10	$0.59	$5.44	$0.96
Stock-based compensation expense	0.49	0.47	1.80	1.63
Amortization of developed technologies	0.04	0.04	0.14	0.16
Amortization of purchased intangibles	0.04	0.04	0.17	0.17
Acquisition-related costs	0.02	0.01	0.07	0.11
Loss on strategic investments and dispositions, net	0.04	—	0.19	0.01
Discrete GAAP tax items	(0.22)	0.01	(0.20)	0.01
Release of valuation allowance on deferred tax assets	(3.05)	(0.18)	(3.06)	(0.18)
Income tax effect of non-GAAP adjustments	(0.28)	(0.06)	(0.50)	(0.08)
Non-GAAP diluted net income per share	$1.18	$0.92	$4.05	$2.79

________________
(1)Totals may not sum due to rounding.

Reconciliation of GAAP net cash provided by operating activities to non-GAAP free cash flow

	Net cash provided by operating activities	Capital expenditures	Free cash flow
Three months ending January 31, 2021	$657.6	$(23.5)	$634.1
Three months ending January 31, 2020	$698.2	$(14.0)	$684.2

Fiscal year ending January 31, 2021	$1,437.2	$(91.1)	$1,346.1
Fiscal year ending January 31, 2020	$1,415.1	$(53.2)	$1,361.9